EX-99.(j)(ii)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings Policies and Procedures" and "Independent Registered Public Accounting Firm and Legal Counsel" in the Statement of Additional Information and to the incorporation by reference of our report dated December 21, 2005 on the financial statements and financial highlights of AIG Series Trust (comprised of 2010 High Watermark Fund, 2015 High Watermark Fund, and 2020 High Watermark Fund) as of and for the year ended October 31, 2005 in the Post-Effective Amendment Number 8 to the Registration Statement (Form N-1A No. 333-111662).


                                                     ERNST & YOUNG LLP


Houston, Texas
February 22, 2006

Microsoft Word 11.0.6568;